UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2004

Atrium Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-20095	75-2642488

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3890 West Northwest Highway, Suite 500 Dallas, TX (Address of Principal Executive Office)		75220 (Zip Code)

Registrant’s telephone number, including area code: (214) 630-5757

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
Risk factors
Use of proceeds
Capitalization
Unaudited pro forma consolidated financial data
Liquidity and Capital Resources
Management
Principal Stockholders
SIGNATURE

Item 7.01 Regulation FD Disclosure

     On November 29, 2004, Atrium Companies, Inc. (“ACI”) announced that it and its parent, Atrium Corporation (“Atrium Corp.”), intend to effect a comprehensive refinancing plan that will lower overall interest expense as well as extend debt maturities. The elements of the proposed plan are: (i) ACI entering into a new senior secured credit facility; and (ii) the issuance of senior discount notes (the “notes”) by a newly formed wholly-owned subsidiary of the ACI (“ACIH”), which subsidiary will subsequently become a direct subsidiary of Atrium Corp., the parent entity of ACI, through a distribution of the capital stock of ACIH and the contribution of the net proceeds from such issuance to ACI. ACIH intends to raise $125.0 million of estimated gross proceeds through the private placement of the notes, subject to market and other conditions. The net proceeds from the proposed plan are expected to be used to consummate a cash tender offer and consent solicitation for all of ACI's outstanding 10 1/2% Senior Subordinated Notes due 2009 (the “Existing Notes”) and to repay all outstanding borrowings under ACI's existing senior secured credit facility. ACI commenced the tender offer and consent solicitation on December 7, 2004.

     References to “the Company”, “we”, “our”, “ours” and “us” refer collectively to ACIH together with its consolidated subsidiaries and predecessors as a combined entity.

     This Current Report on Form 8-K (“Current Report”) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to us based on beliefs of management that involve substantial risks and uncertainties. When used in this Current Report, the words “anticipate”, “believe”, “estimate”, “expect”, “intend” and other similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements reflect our current views with respect to the risks and uncertainties regarding our operations and results of operations, as well as our customers and suppliers, including the availability of credit; competition within our industry; interest rate fluctuations; employment trends; changes in levels of consumer confidence and preferences; national and regional trends in new housing starts; costs of compliance with environmental, health and safety laws; protection of our intellectual property; costs for labor, land and raw materials; pricing pressures; impact of construction defect and home warranty claims; shifts in market demand and general economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual sales may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In addition to specific factors described in connection with any particular forward-looking statement, factors that could cause actual results to differ materially include, but are not limited to, those in the “Risk factors” section. Other risks besides those listed in “Risk factors” also could adversely affect us. We disclaim any obligation to publicly update or revise any forward-looking statements.

     The notes will not be registered under the Securities Act of 1933 (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

     In connection with the issuance of the notes by ACIH, the following information will be disclosed to potential investors.

THE COMPANY

We have 28 manufacturing facilities and 52 distribution centers strategically located in 22 states and Mexico.

THE REFINANCING

We intend to effect a refinancing plan (the “Refinancing”) that will decrease our ongoing debt service requirements, extend the average life of our indebtedness and provide for greater financial and operational flexibility. The elements of the Refinancing (including the payment of related costs and expenses) are:

•	Restructuring. Prior to the issuance of the notes, ACI will form ACIH, which initially will be a wholly-owned subsidiary of ACI, and ACIH will then form a new wholly-owned subsidiary of ACIH (“New Subsidiary”). Immediately after ACI enters into the new credit facility and repays all borrowings under ACI’s existing credit facility and ACIH issues the notes, ACI will dividend the capital stock of ACIH to Atrium Corp. and, following such dividend, ACI will merge with New Subsidiary, with ACI being the surviving entity of such merger. The formation of ACIH and New Subsidiary, the dividend by ACI of the capital stock of ACIH to Atrium Corp. and the merger of ACI with New Subsidiary are collectively referred to herein as the “Restructuring.”

•	New Credit Facility. In connection with the Refinancing, ACI intends to enter into a new credit facility which is expected to provide for (i) a new revolving facility of up to $50.0 million, and (ii) a new $325.0 million term loan facility.

•	Repayment of Borrowings Under Existing Credit Facility. In connection with the Refinancing, ACI intends to repay in full all borrowings (consisting of existing revolving loans and existing term loans estimated to be approximately $198.6 million as of September 30, 2004) under its existing credit facility.

•	The Notes. In connection with the Refinancing, ACIH intends to issue the notes (with estimated gross proceeds of $125.0 million) and contribute the proceeds therefrom (net of the initial purchasers’ discounts and commissions and transaction expenses) to ACI as the surviving entity in the merger with New Subsidiary.

•	Tender Offer and Consent Solicitation. ACI intends to consummate a tender offer and consent solicitation for all of its Existing Notes and intends to redeem any Existing Notes that are not tendered pursuant to the tender offer. We commenced the tender offer and consent solicitation on December 7, 2004.

The effectiveness of ACI’s new credit facility is a condition to the issuance of the notes. ACI’s entrance into the new credit facility is subject to negotiation, execution and delivery of final documentation and final approval by the lenders party thereto.

In connection with the Refinancing, we intend to amend our existing accounts receivable securitization facility to increase the amounts committed under the facility to $60.0 million, add certain subsidiaries as originators and amend the covenants so that they are substantially similar to the covenants that will be contained in our new credit facility. The effectiveness of the amendment to the covenants is a condition to the issuance of the notes.

OUR ORGANIZATIONAL STRUCTURE AFTER THE ISSUANCE OF THE NOTES

The chart below depicts our organizational structure immediately after the consummation of the Refinancing.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The summary consolidated historical and financial data set forth below as of December 31, 2001, December 31, 2002 and December 31, 2003 and for the years ended December 31, 2001, 2002 and 2003, were derived from ACI’s audited consolidated financial statements. The summary consolidated historical financial data as of and for the nine months ended September 30, 2003 and 2004 were derived from ACI’s unaudited consolidated financial statements. The following table does not present historical financial information for ACIH.

The summary unaudited pro forma consolidated financial data of ACIH for the twelve months ended September 30, 2004 were derived from ACI’s unaudited consolidated financial statement and those of ACI’s acquired entities and should be read in conjunction with “Unaudited pro forma consolidated financial data” and the other financial information contained herein.

In the opinion of management the financial data presented reflects all adjustments necessary for a fair presentation of the results for the periods presented. The following financial information is not necessarily indicative of our future operating results and should be read in conjunction with ACI’s consolidated financial statements.

	ACI					ACIH

						Pro Forma
				Nine Months Ended		Twelve
	Fiscal Year Ended December 31,			September 30,		Months Ended
						September 30,
	2001	2002	2003	2003	2004	2004(1)

(dollars in thousands)
				(unaudited)

Income Statement Data:
Total net sales	$517,063	$536,299	$597,810	$442,237	$535,850	$782,817
Cost of goods sold	354,797	360,323	408,501	299,705	374,025	549,072
Gross profit	162,266	175,976	189,309	142,532	161,825	233,745
Selling, delivery, general and administrative expenses	124,591	121,290	135,454	98,838	120,432	209,765
Income from operations	36,462	50,488	42,831	43,319	38,455	10,984
Interest expense	39,950	35,901	36,218	25,025	26,612	31,599
Securitization expense	1,532	1,133	1,905	867	841	1,688
Net income (loss)	(4,866)	13,984	6,260	17,803	11,089	(12,815)
Other Data:
Depreciation and amortization(2)	$24,415	$14,885	$17,439	$12,577	$20,044	$62,529
Capital expenditures(3)	7,984	11,157	18,945	16,882	13,032	n/a
EBITDA(4)	62,389	66,528	62,244	56,922	59,091	74,372
Adjusted EBITDA(4)	64,184	71,109	73,821	57,849	62,029	87,368

	ACI					ACIH

						Pro Forma
				Nine Months Ended		Twelve
	Fiscal Year Ended December 31,			September 30,		Months Ended
						September 30,
	2001	2002	2003	2003	2004	2004(1)

(dollars in thousands)
				(unaudited)

Ratio of Adjusted EBITDA to interest expense(5)						2.6x
Ratio of total debt to Adjusted EBITDA						5.3x
Balance Sheet Data (end of period):
Cash and cash equivalents	$1,247	$1,131	$7,713	$8,604	$4,159	$1,076
Total assets(6)	484,207	488,320	607,476	540,657	676,168	944,219
Total debt(7)	310,554	298,025	415,192	293,710	434,379	459,323
Stockholder’s equity(6)	116,489	134,434	125,051	156,486	138,809	254,041
Cash Flows provided by (used in):
Operating activities	$50,437	$27,089	$33,248	$36,979	$35,773	n/a
Investing activities	(10,596)	(15,335)	(95,044)	(23,562)	(63,038)	n/a
Financing activities	(43,240)	(11,870)	68,378	(5,944)	23,711	n/a

(1)	Pro forma consolidated financial data for the twelve months ended September 30, 2004 were derived by (a) accumulating ACI’s historical data for this period by summing reported results for the nine months ended September 30, 2004 with ACI’s reported results for the three months ended December 31, 2003, (b) accumulating the historical results of the 2004 Acquisitions (defined below) and the 2003 Acquisitions (defined below) from October 1, 2003 through their respective acquisition dates, (c) applying pro forma adjustments related to the 2004 Acquisitions and the 2003 Acquisitions to present them as if they had occurred on October 1, 2003, and (d) applying pro forma adjustments to present the December 10, 2003 merger of KAT Holdings, Inc. with Atrium Corp. with Atrium Corp. as the surviving corporation (the “2003 Merger”) and the Refinancing as if it had occurred on October 1, 2003, including the application of “pushdown accounting.”

(2)	Amortization expense decreased $11,000 from $14,410 during 2001 to $3,410 during 2002. The decrease was primarily attributable to our adoption of Statement of Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which eliminates the amortization of goodwill and subjects it to annual impairment tests.

(3)	We estimate that capital expenditures will approximate $20,000 to $22,000 for the year ended December 31, 2004.

(4)	EBITDA represents net income (loss) before interest expense, securitization expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA (as defined above) before stock compensation expense and special charges. While we do not intend for EBITDA or Adjusted EBITDA to represent cash flow from operations as defined by generally accepted accounting principles (“GAAP”) and we do not suggest that you consider them as indicators of operating performance or alternatives to cash flow or operating income (as measured by GAAP) or as measures of liquidity, we include them herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. We believe EBITDA and Adjusted EBITDA provide investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA and Adjusted EBITDA are not defined by GAAP, they may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry.

The reconciliation of EBITDA and Adjusted EBITDA to net income is as follows:

	ACI
						ACIH

				Nine Months Ended		Pro Forma Twelve
	Fiscal Year Ended December 31,			September 30,		Months Ended
						September 30,
	2001	2002	2003	2003	2004	2004

(dollars in thousands)
				(unaudited)

Net income (loss)	$(4,866)	$13,984	$6,260	$17,803	$11,089	$(12,815)
Interest expense	39,950	35,901	36,218	25,025	26,612	31,599
Securitization expense	1,532	1,133	1,905	867	841	1,688
Income taxes	1,358	625	422	650	505	(8,629)
Depreciation and amortization	24,415	14,885	17,439	12,577	20,044	62,529

EBITDA	62,389	66,528	62,244	56,922	59,091	74,372
Special charges(a)	1,213	4,198	11,024	375	2,938	12,996
Stock compensation expense	582	383	553	552	—	—

Adjusted EBITDA(b)	$64,184	$71,109	$73,821	$57,849	$62,029	$87,368

(a)	The pro forma special charges of $12,996 incurred during the twelve months ended September 30, 2004 included $4,000 of charges for the vesting of warrants issued to Mr. Hull, $553 of charges for management retention bonuses to be paid on or after December 10, 2004, $6,407 of management transaction bonuses, $1,226 related to the termination of a consulting agreement with the former owner of Ellison Windows and Doors (“Ellison Windows”) and $810 for stock option compensation related to options outstanding prior to the 2003 Merger. The special charges of $2,938 incurred during the nine months ended September 30, 2004 included $2,385 of charges for the vesting of warrants issued to Mr. Hull and $553 of charges for management retention bonuses to be paid on December 10, 2004. The special charges of $375 in the nine months ended September 30, 2003 related to a legal settlement in connection with the divestiture of the assets of Wing Industries, Inc. (“Wing”) that was higher than initially anticipated. The special charges of $11,024 incurred during 2003 included $10,059 of expenses associated with the 2003 Merger and $965 of additional expenses related to the divestiture of Wing. The expenses associated with the 2003 Merger include $6,407 of management transaction bonuses, $1,615 of warrants issued to Mr. Hull, $1,226 related to the termination of a consulting agreement with the former owner of Ellison Windows and $811 for stock option compensation related to options outstanding prior to the 2003 Merger. The special charges of $4,198 in 2002 related to liabilities associated with the divestiture of the assets of Wing. The special charges of $1,213 in 2001 related to the shutdown of Kel-Star Building Products (“Kel-Star”) and to non-capitalizable legal fees incurred to amend our credit agreement in 2001. We believe it is appropriate to exclude these special charges to provide investors a more accurate understanding of our ongoing operations.

(b)	Pro forma Adjusted EBITDA for the twelve months ended September 30, 2004 does not include addbacks for non-cash LIFO expense of $2,183, a one-time inventory write-down at Kinco of $634, management fees paid to the former shareholders of Kinco of $231 and compensation paid to the former owner of Superior of $156, totaling $3,204.

(5)	The ratio of Adjusted EBITDA to interest expense is calculated for the twelve months ended September 30, 2004 as Adjusted EBITDA divided by the sum of interest expense and securitization expense.

(6)	Pro forma total assets and stockholder’s equity as of September 30, 2004 include certain adjustments related to “pushdown accounting” applied as a result of the Refinancing.

(7)	Total debt does not include amounts outstanding under our off-balance sheet accounts receivable securitization facility. Amounts outstanding under the facility as of September 30, 2004 were $40.8 million.

RISK FACTORS

Substantial Leverage and Debt Service—Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We are a highly leveraged company. After giving effect to the Refinancing, at September 30, 2004, we would have had consolidated total debt plus amounts outstanding under our off-balance sheet accounts receivable securitization facility outstanding of approximately $500.1 million, of which approximately $375.1 million would have been indebtedness of ACIH’s subsidiaries. After giving effect to the Refinancing, at September 30, 2004, our consolidated total debt plus amounts outstanding under our accounts receivable securitization facility as a percentage of capitalization, would have been approximately 66.3%. After giving effect to the transactions described under “Unaudited pro forma consolidated financial data,” our cash interest and securitization expense obligations in respect of our total consolidated debt plus amounts outstanding under our accounts receivable securitization facility for the latest twelve months ended September 30, 2004 would have been approximately $32.4 million. Our new credit facility and the indenture governing the notes will permit us and certain of our subsidiaries to incur certain additional indebtedness. After giving effect to the Refinancing, at September 30, 2004, ACI could have borrowed an additional $39.3 million under its new credit facility and accounts receivable securitization facility. We expect to increase the committed amounts under our accounts receivable securitization facility by $10.0 million in connection with the Refinancing.

Our high level of indebtedness could have important consequences such as:

•	limiting our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service requirements;

•	increasing our vulnerability to interest fluctuations because, pro forma for the Refinancing, approximately $365.8 million of our debt would have been at variable interest rates as of September 30, 2004;

•	limiting our ability to compete with others who are not as highly leveraged as we are; and

•	limiting out ability to react to changing market conditions, changes in our industry and economic downturns.

Ability to Service Debt— We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic conditions, financial, competitive, legislative, regulatory, political, business and other factors that are beyond our control. We believe cash generated by our business will be sufficient to enable us to make our debt payments as they become due. However, we cannot assure you that our business will generate sufficient cash flow or that future borrowings will be available under our credit facility or any other financing sources in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity or incur additional debt. We cannot assure you that we will be able to refinance any of our indebtedness or that we will be able to negotiate favorable or acceptable terms if we refinance our debt or borrow additional money.

Restrictions Imposed by Terms of Our Indebtedness— Our inability to comply with the restrictions imposed by the terms of our outstanding indebtedness could lead to the acceleration of all of our outstanding indebtedness.

Our new credit facility, the indenture relating to the notes and our other debt restricts, among other things, our ability to:

•	incur additional indebtedness and guarantee obligations;

•	pay dividends on stock or make certain other restricted payments;

•	use assets as security in other transactions;

•	issue equity;

•	create liens on assets;

•	redeem stock and prepay and/or redeem other indebtedness;

•	make certain investments;

•	enter into sale-leaseback transactions;

•	enter into certain transactions with our affiliates; and

•	sell substantially all of our assets or merge with other companies.

If we fail to comply with these covenants, we would be in default under the indenture, and the principal and accrued interest on the notes could become due and payable.

The new credit facility also requires ACI to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. The ability to meet those financial ratios and financial tests may be affected by events beyond ACI’s control, and we cannot assure you that ACI will continue to meet those tests. If ACI fails to meet those tests or breach any of the covenants, the lenders under our credit facility could declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In addition, our accounts receivable facility contains certain covenants similar to those in our new credit facility and include requirements regarding the purchase and sale of receivables. One such requirement imposes concentration limits with respect to the percentage of receivables we can sell from a particular customer. If one or more of our customers were to combine with each other, the amount of receivables that we could sell may not be increased, resulting in a net lowering of the total amount of receivables we could sell. If the total amount of receivables we could sell were decreased, we could be materially adversely affected. Further, the concentration limits are based on the credit ratings of such particular customer. We may implement credit hedging strategies to offset this risk. However, if one or more of our customers were to have its credit ratings downgraded and consequently the amount of receivables of such customer that we could sell were decreased, we could be materially adversely affected. We cannot assure you that our assets would be sufficient to repay in full such indebtedness or any other indebtedness.

In addition, if we default under the indenture, our new credit facility or the instruments governing our other indebtedness, that default could constitute a cross-default under the indenture, our new credit facility or the instruments governing our other indebtedness.

Competition—We operate in a very competitive business environment, including competitors who may have greater resources and operating flexibility than we do. These competitors could take a greater market share and cause us to lose business from our customers, and could put pressure on the price of our products, causing reductions in our profit margins.

We compete with other national and regional manufacturers in our markets. Some of our principal competitors may be less highly-leveraged than we are and have greater financial resources than we do. Accordingly, these competitors may be better able to withstand changes in conditions within the industries in which we operate and may have significantly greater operating and financial flexibility than we do. These competitors could take a greater market share and cause us to lose business from our customers.

As a result of the competitive environment in the markets in which we operate, we face and will continue to face pressure on sales prices of our products from competitors, as well as from large customers. As a result of these pricing pressures, we may in the future experience reductions in our profit margins on sales, or may be unable to pass future raw material price or labor cost increases on to our customers which would also reduce profit margins.

Significant Customers— Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us.

Our top ten customers together accounted for approximately 30.8% of our net sales in 2003. We expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. We do not have long-term contracts with any of our customers and they may not continue to purchase our products.

On December 6, 2004, we were informed that The Home Depot has elected to convert certain sales volume to one of our competitors. The conversion is expected to begin in March 2005 and be completed by June 2005. The conversion will be made to further align The Home Depot with the competitor in the western region of the United States. The Home Depot is currently our largest customer, representing approximately $48.0 million, or 6.2%, of our net sales, after giving pro forma effect to the 2004 Acquisitions and the 2003 Acquisitions for the twelve months ending September 30, 2004. The volume to be converted is expected to be approximately $30.5 million, or approximately 3.9%, of such pro forma net sales.

The loss of, or a significant adverse change in, our relationship with any major customer could have a material adverse effect on us and could affect the mix of the growth in our sales as between organic growth and acquisition growth. The loss of, or a reduction in orders from, any significant customers, losses arising from customers’ disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major retail customer could have a material adverse effect on us. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

Raw Materials—Prices for raw materials are subject to fluctuations. We may be unable to pass on to customers these fluctuations, which may result in lower margins on the sale of our products.

We purchase aluminum, vinyl, wood, glass and other raw materials from various suppliers. These commodity raw materials are subject to periods of rapid and significant fluctuations in price. Historically, the total cost of our raw materials comprises approximately 40% to 45% of our total revenue. We do not have long-term contracts with the majority of our raw material suppliers. In the event that severe shortages of the materials occur, we may experience increases in the cost of, or delay in the shipment of, our products, which may result in lower margins on the sales of our products. In addition, we may be unable to pass on to customers gradual increases in raw material prices. Moreover, sharp increases in raw material prices are more difficult to pass through to the customer in a short period of time and may negatively impact our short-term financial performance.

Acquisitions— We intend to actively pursue acquisitions but we may not be able to identify attractive acquisition candidates, successfully integrate our acquired operations or realize the intended benefits of our acquisitions.

Part of our strategy is to capitalize on the fragmented market for window and patio door manufacturers by making selective strategic acquisitions. We continually evaluate potential acquisitions and are engaged in discussions with acquisition candidates. We may not be able to identify suitable acquisition candidates or ensure that the financing or necessary consents for any such acquisitions will be available on satisfactory terms or that we will be able to accomplish our strategic objectives in making any such acquisition. In addition, we cannot assure you that our acquisition strategy will be successfully received by customers or achieve their intended benefits.

Our future performance will depend heavily on our ability to integrate the businesses that we have recently acquired or may acquire in the future. To integrate the newly acquired businesses into our business, we must integrate manufacturing facilities, and extend our financial and management controls and operating, administrative and information systems in a timely manner and on satisfactory terms and conditions. This may be more difficult as a result of the number of acquisitions that we have consummated over a relatively short time period. We may not be able to successfully integrate the businesses that we have recently acquired or may acquire in the future or to realize projected cost savings and synergies in connection with those acquisitions on the timetable contemplated or at all.

Furthermore, the costs of the recent acquisitions or of businesses that we may acquire in the future could significantly impact our short-term operating results. Those costs could include:

•	restructuring charges associated with the acquisitions; and

•	other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations, and various other acquisition-related costs.

The integration of newly acquired companies may also lead to a diversion of management’s attention from other ongoing business concerns. In addition, we may need to recruit additional managers to supplement the incumbent management of newly acquired companies but we may not have the ability to recruit additional managers with the skills necessary to enhance the management of the acquired companies.

Interruption of Operations—We rely upon regular deliveries of raw materials and finished goods. Any interruption of such deliveries could adversely affect our profitability or revenues.

Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of necessary raw materials or other supplies could cause us to cease manufacturing of one or more products for a period of time.

Environmental, Health and Safety Laws— We have been, and may in the future be, subject to significant compliance costs as well as claims and liabilities under environmental, health and safety laws and regulations.

Our past and present operations and assets are subject to extensive federal, state and local environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of wastes, including solid and hazardous wastes, or otherwise relating to health, safety and protection of the environment. The applicable environmental laws and regulations, and changes to them, may require us to make material expenditures with respect to ongoing compliance with or remediation under these laws and regulations. However, our efforts to comply with environmental requirements do not remove the risk that we may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by previous occupants.

In addition, the nature of our past and present operations and assets expose us to the risk of claims under these environmental, health and safety laws and regulations. We have been subject to such claims in the course of our operations, and have made expenditures to address these known conditions in a manner consistent with applicable laws and regulations. The discovery of presently unknown environmental conditions, changes in environmental, health, and safety laws and regulations or other unanticipated events may give rise to claims that may involve material expenditures or liabilities.

Increases in interest rates and the reduced availability of financing for home improvements may cause our sales and profitability to decrease.

In general, demand for home improvement products may be adversely affected by increases in interest rates and the reduced availability of financing. If interest rates increase and consequently, the ability of prospective buyers to finance purchases of home improvement products is adversely affected, then we may be materially adversely affected.

Trends; General Economic Conditions— Downward Trends in the housing sector and in general economic conditions could result in decreased demand for our products and negatively impact our financial performance.

Trends in the housing sector directly impact our financial performance because demand in the window and door manufacturing and distribution industry is influenced by new home construction activity. For the year ended December 31, 2003, we estimate that approximately 60% of our net sales were related to new home construction.

Accordingly:

•	the strength of the U.S. economy;

•	the age of existing home stock;

•	job growth;

•	interest rates;

•	consumer confidence;

•	the availability of consumer credit; and

•	demographic factors such as immigration into the United States and migration of the population within the United States have a direct impact on our business. Cyclical declines in new housing starts may result in certain products falling out of favor, in homeowners delaying home improvements, and in potential new home buyers delaying the purchase or construction of a new home, all of which could result in decreased demand for our products and reductions in our product margins.

Seasonality—Our business is subject to seasonality, which could adversely affect our financial condition to the extent we need more funds during periods of slower sales activity.

Markets for our building-related products are seasonal. Historically, our business has experienced increased sales in the second and third quarters of the year due to increased construction during those periods. This is partially offset because interior construction and repair increase during the winter months, the first and fourth quarters of the year have historically been peak seasons for our door products, particularly our interior doors. Because much of our overhead and expense is fixed throughout the year, our operating profits tend to be lower in the first and fourth quarter. These seasonal trends may cause reductions in our profit margins and impact our financial condition to the extent we need more funds during periods of slower sales activity in the future.

Weather fluctuations—The occurrence of natural disasters and weather fluctuations could adversely affect our operating expenses and reduce our revenues and cash flows.

Weather patterns can have a material impact on our business and our financial performance. The climates and geology of many of the states in which we operate, including Florida, Texas and California, present increased risk of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, our operations could be negatively impacted, which may result in losses. Any of these events could increase our operating expenses, impair our cash flows and reduce our revenues, which could in turn negatively affect the market price of our securities. Our financial results have been adversely affected by the less-than-expected performance of Atrium Shutters and Kinco, which operate primarily in the state of Florida. The catastrophic weather conditions that plagued that area of the country throughout the third quarter of 2004 hampered both operations and was a significant factor contributing to our performance.

Key Officers and Employee Retention—Our business will suffer if certain key officers or employees discontinue employment with us or if we are unable to recruit and retain highly skilled staff.

The success of our business is materially dependent upon the skills, experience and efforts of our Chairman, President and Chief Executive Officer, Jeff L. Hull and certain of our key officers and employees. The loss of Mr. Hull or other key personnel could have a material adverse effect on our business, operating results or financial condition. While we have non-competition agreements with Mr. Hull and certain other key officers and employees, a court could find such agreements unenforceable under applicable state law. We do not maintain key-man life insurance policies on any members of management. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly skilled sales personnel. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively.

Labor—Increases in labor costs, potential labor disputes and work stoppages at our facilities or the facilities of our suppliers could disrupt our operations and make us unable to deliver products to customers on a timely basis, which could cause us to lose business or customers. In addition, increases in labor costs could increase our operating expenses, which could reduce our profit margins.

Our business is labor intensive, and, as a result, our financial performance is affected by the availability of qualified personnel and the cost of labor. We employ approximately 6,700 employees (excluding contract employees), of whom approximately 1,200, or 18%, are covered by three-year collective bargaining agreements that expire in May 2007. If we are unable to enter into a new satisfactory labor agreement or if our workers were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations and cause us to fail to deliver products to customers on a timely basis, and then we may lose business or customers. This could increase our operating expenses, which could reduce our profit margins. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we and you now face.

Many of our direct or indirect suppliers and customers have unionized workforces. Strikes, work stoppages or slowdowns experienced by these suppliers could result in slowdowns or closures of facilities where components of our products are manufactured. Further, organizations responsible for shipping our products may be impacted by occasional strikes staged by the Teamsters Union. Any interruption in the production or delivery of our products could reduce sales, increase costs and have a material adverse affect on us.

Proprietary Rights—We may not be able to protect our proprietary rights or register our significant marks, which could result in others using them or preventing us from using them. This could cause us to lose brand recognition and could result in a decrease in sales of our products.

We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality and non-disclosure agreements and other contractual provisions to protect our proprietary rights. However, the means that we use to protect our proprietary rights may not be adequate or sufficient. In addition, our competitors may develop similar technologies.

Litigation may be necessary to protect our intellectual property and determine the validity and scope of the proprietary rights of competitors. Intellectual property litigation could result in substantial costs and diversion of our management and other resources. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary intellectual property may cause us to lose brand recognition and result in a decrease in sales of our products.

While we are not aware that any of our intellectual property rights infringe upon the proprietary rights of third parties, third parties may make such claims in the future. Any infringement claims, regardless of merit, could be time-consuming, result in costly litigation or damages, undermine the exclusivity and value of our brands, decrease sales or require us to enter into royalty or licensing agreements that may not be on terms acceptable to us.

Product Liability—We are exposed to product liability claims.

We may be exposed to product liability claims in the future relating to the performance of our products or the performance of a product in which any of our products was a component part. We cannot assure you that product liability claims will not be brought against us in the future, either by an injured customer of an end product manufacturer who used one of our products as a component or by a direct purchaser from us. In addition, indemnification from our customers or coverage under insurance policies may not be adequate to cover future product liability claims against us. Moreover, liability insurance is expensive, difficult to maintain and may be unobtainable in the future on acceptable terms. The amount and scope of any insurance coverage may be inadequate if a product liability claim is successfully asserted against us. Furthermore, if any significant claims are made against us, our business may be adversely affected by any resulting negative publicity.

Control of Company—Kenner & Company, Inc. and the other members of ATR Acquisition, LLC have a significant influence over our management and policies and their interests in our business may be different than those of the holders of our securities, which could result in us taking or not taking actions that are harmful to the holders of our securities.

Pursuant to a stockholders agreement among Atrium Corp., ATR Acquisition, LLC and ML Global Private Equity Fund, L.P., ATR Acquisition, LLC’s members have the right to designate six of the seven members of Atrium Corp.’s and ACI’s boards of directors. KAT Holdings, L.P. and KAT Group, L.P. and certain of their affiliates are entitled to designate four such members; ML Global Private Equity Fund, L.P. and Merrill Lynch Ventures L.P. 2001 and certain of their affiliates are entitled to designate one such member; and UBS Capital Americas II, LLC and certain of its affiliates are entitled to designate one such member. Accordingly, ATR Acquisition, LLC and its members control actions to be taken by our stockholders and/or boards of directors, including amendments to Atrium Corp.’s and ACI’s certificates of incorporation and by-laws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. You should consider that the interest of ATR Acquisition, LLC and its members may differ from yours in material respects.

Goodwill and Other Intangible Assets—We have significant goodwill and other intangible assets, the future impairment of which could materially adversely affect us.

After giving effect to the transactions described under “Unaudited pro forma consolidated financial data”, as of September 30, 2004, our as reported goodwill and other intangible assets were approximately $682.6 million and represented approximately 72.3% of our total assets. While there was no impairment of goodwill in 2003, because of the significance of our goodwill and other intangible assets, any future impairment could materially adversely affect us.

Realignments—Manufacturing or assembly realignments may result in a decrease in our near-term earnings.

We continually review our manufacturing and assembly operations and sourcing capabilities. Effects of periodic manufacturing realignments and cost savings programs could result in a decrease in our near-term earnings until the expected cost reductions are achieved. Such programs may include the consolidation and integration of facilities, functions, systems and procedures. Certain products may also be shifted from one manufacturing or assembly facility to another. Such actions may not be accomplished as quickly as anticipated and the expected cost reductions may not be achieved.

Consumer Preferences—Changes in consumer preferences could adversely affect our business.

Our business in general is subject to changing consumer trends, demands and preferences. Our continued success depends largely on the introduction and acceptance by our customers of new product lines that respond to such trends, demands and preferences. Trends within the industry change often and our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line, reduced demand and price reductions for our products, and could materially adversely affect us.

USE OF PROCEEDS

We estimate that we will receive gross proceeds of approximately $450.0 million from the Refinancing. The following table sets forth the estimated sources and uses of funds in connection with the Refinancing on a consolidated basis, assuming that the Refinancing had occurred on September 30, 2004.

(dollars in millions)
Sources of Funds:
Cash on hand	$3.1
New revolving credit facility(1)	—
New term loan facility(1)	325.0
Notes(2)(3)	125.0

Total Sources of Funds	$453.1

Uses of Funds:
Repayment of existing term loan	$198.6
Accrued interest(4)	10.9
Repurchase of the Existing Notes(5)	225.0
Tender premium (including consent payments) for the Existing Notes	12.1
Transaction fees and expenses(6)	6.5

Total Uses of Funds	$453.1

(1)	We expect to obtain commitments from financing sources for the new credit facility. We expect that the new credit facility will provide for (i) a term loan of up to $325.0 million, which will mature in December 2011, and (ii) a revolving credit facility of up to $50.0 million, with a $20.0 million letter of credit sub-facility, which is expected to be undrawn as of the closing of the Refinancing, except for letter of credit requirements totaling approximately $11.4 million.

(2)	ACIH will contribute the proceeds (net of the initial purchasers’ discounts and commissions and transaction expenses) to ACI as a capital contribution.

(3)	This amount represents estimated gross proceeds.

(4)	Represents accrued and unpaid interest on all of our outstanding indebtedness through and including September 30, 2004. This amount was paid in November 2004 with amounts funded under ACI’s accounts receivable securitization facility.

(5)	Excludes unamortized net premium of $1.5 million.

(6)	Represents transaction expenses which will be capitalized as deferred financing costs upon completion of the Refinancing.

CAPITALIZATION

The following table sets forth ACIH’s consolidated capitalization as of September 30, 2004 presented on an actual basis and on a pro forma basis after giving effect to the Refinancing.

	As of September 30, 2004

		ACIH

	ACI	Pro Forma
		for
	Actual	Refinancing

(dollars in millions)
Cash and cash equivalents	$4.2	$1.1

Debt:
New revolving credit facility(1)	$—	$—
Accounts receivable securitization facility(2)	40.8	40.8
Existing term loan facility	198.6	—
New term loan facility	—	325.0
Accrued interest(3)	10.9	—
Capital leases	9.3	9.3
Notes(4)(5)	—	125.0

Total senior debt	259.6	500.1
Existing Notes(6)	226.5	—

Total debt	486.1	500.1
Common equity(7)	138.8	254.0

Total capitalization	$624.9	$754.1

(1)	We expect to obtain commitments from financing sources for a new revolving credit facility of up to $50.0 million, with a $20.0 million letter of credit sublimit, which is expected to be undrawn as of the closing of the Refinancing, except for letter of credit requirements totaling approximately $11.4 million.

(2)	ACI’s accounts receivable securitization facility will be amended in connection with the Refinancing. Amounts outstanding under ACI’s accounts receivable securitization facility are off-balance sheet liabilities and are not recognized as “debt” under GAAP.

(3)	Represents accrued and unpaid interest on all of our outstanding indebtedness through and including September 30, 2004. This amount was paid in November 2004 with borrowings under ACI’s accounts receivable securitization facility.

(4)	This amount represents estimated gross proceeds.

(5)	Represents the gross proceeds received from the issuance of the notes. ACIH’s capital stock will be distributed to Atrium Corp. as a dividend, at which time the notes will no longer be reflected on ACI’s consolidated balance sheet.

(6)	Represents $225.0 million of Existing Notes plus unamortized net premium of $1.5 million.

(7)	Pro forma common equity includes a net change in equity in connection with the 2003 Merger of $140.3 million and the write-off of unamortized net premium of $1.5 million on the Existing Notes, offset by a $12.1 million tender premium (including consent payments) for the Existing Notes and a $14.5 million write-off of deferred financing costs.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated balance sheet and consolidated statements of operations of ACIH are based on ACI’s historical consolidated financial statements and the historical consolidated financial statements of ACI’s acquired entities adjusted to give effect to:

•	the Refinancing, as if it had occurred on January 1, 2003 with respect to the statements of operations and September 30, 2004 with respect to the balance sheet;

•	the 2003 Merger, as if it had occurred on January 1, 2003;

•	the application of “pushdown accounting” pursuant to Staff Accounting Bulletin (“SAB”) No. 54, “Application of “Pushdown” Accounting Relating to the Acquisition of Certain Subsidiaries” (“SAB 54”), as if it had occurred on January 1, 2003 with respect to the statements of operations and September 30, 2004 with respect to the balance sheet. In connection with the 2003 Merger, we did not apply “pushdown accounting.” The guidance in SAB No. 54 allows post-merger financial statements to continue under the historical basis of accounting if significant public debt (e.g., the Existing Notes) remains outstanding. Pursuant to the Refinancing, the Existing Notes will be retired in their entirety. Upon such retirement of the Existing Notes, we will be required to apply “pushdown accounting”;

•	the following acquisitions completed during 2004 (collectively, the “2004 Acquisitions”), as if they each had occurred on January 1, 2003:

•	Robico Shutters, Inc. and Expert Installation Service, Inc. On June 1, 2004, we acquired all of the assets of Robico Shutters, Inc. and Expert Installation Services, Inc. through an existing wholly-owned subsidiary, Atrium Shutters, Inc. (collectively, “Atrium Shutters”), for approximately $11.7 million in cash, $.3 million in the form of warrants to purchase Atrium Corp.’s common stock and transaction fees of approximately $.3 million. Atrium Shutters, based in Ft. Lauderdale, Florida, manufactures and installs custom-fit, hurricane and storm protection systems for new home construction in Florida.

•	West Coast Custom Finish, Inc. On August 2, 2004, we acquired substantially all of the assets of West Coast Custom Finish, Inc. (“West Coast Custom”), a Nevada corporation for $2.3 million in cash with an additional amount of $3.5 million to be paid over a period of four years upon the achievement of certain financial targets. West Coast Custom, based in Palm Springs, California, distributes and installs aluminum and vinyl windows for new home construction in the Riverside County and Desert areas of Southern California.

•	Kinco, Ltd. On September 1, 2004, we acquired substantially all of the assets of Kinco, Ltd. (“Kinco”), a Florida limited partnership, for $26.6 million in cash, approximately $.4 million in assumed liabilities, approximately $.2 million in the form of warrants to purchase Atrium Corp.’s common stock and transaction fees of $1.0 million. Kinco, based in Jacksonville, Florida, manufactures, distributes and installs aluminum and vinyl windows for the new home construction and replacement markets in Florida, Georgia and South Carolina; and

•	the following acquisitions completed during 2003 (collectively, the “2003 Acquisitions”), as if they each had occurred on January 1, 2003:

•	Miniature Die Casting. On January 31, 2003, we acquired substantially all of the assets of Miniature Die Casting of Texas, L.P. (“MD Casting”), a zinc die cast hardware manufacturer located in Fort Worth, Texas for approximately $3.3 million in cash, transaction fees of approximately $0.1 million and an additional amount of up to $0.6 million to be paid over three years upon the achievement by MD Casting of certain financial targets, of which $0.15 million has been paid.

•	Danvid. On April 1, 2003, we acquired substantially all of the assets of Danvid Window Company (“Danvid”), an aluminum and vinyl window manufacturer located in Dallas, Texas, for approximately $5.5 million in cash, $0.3 million in transaction fees and the assumption of certain liabilities.

•	Aluminum Screen. On October 1, 2003, we acquired substantially all of the assets of Aluminum Screen Manufacturing Ltd., L.L.P., Aluminum Screen Products, Inc. and Aztex Screen Products (collectively, “Aluminum Screen”), a screen manufacturer with manufacturing and distribution operations in Dallas, Houston, Las Vegas, Phoenix and Ciudad Juarez, Mexico, for $16.5 million in cash, and approximately $0.8 million in transaction fees.

•	Superior. On December 31, 2003, we acquired all of the capital stock of Superior Engineered Products Corporation (“Superior”), a manufacturer of windows and other building materials based in Ontario, California for $48.8 million in cash, approximately $1.0 million in transaction fees and $5.0 million in Atrium Corp.’s stock.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 presented below for ACIH has been derived from ACI’s audited consolidated financial statements and the consolidated financial statements of ACI’s acquired entities. The unaudited pro forma consolidated balance sheet presented below as of September 30, 2004 and the unaudited pro forma consolidated statements of operations presented below for ACIH for the nine-month and twelve-month periods ended September 30, 2004 have been derived from ACI’s unaudited consolidated financial statements and those of ACI’s acquired entities. The unaudited pro forma consolidated financial data is not based on the historical financial information for ACIH.

The unaudited pro forma consolidated balance sheet and consolidated statements of operations have been derived from currently available information and assumptions that we believe are reasonable. The unaudited pro forma consolidated balance sheet and consolidated statements of operations do not purport to represent what our consolidated balance sheet or consolidated statements of operations would have been if the 2003 Acquisitions, the 2004 Acquisitions and pro forma transactions had been completed on the dates indicated, nor do they purport to indicate our future financial condition or results of operations.

The following unaudited pro forma consolidated balance sheet and consolidated statements of operations should be read in conjunction with “Notes to Unaudited Pro Forma Consolidated Statements of Operations” and “Notes to Unaudited Pro Forma Consolidated Balance Sheet” presented below and ACI's historical financial statements.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2004
(dollars in thousands)

	ACI	ACIH

		Pro Forma
		Adjustments
	As Reported	for Refinancing		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$4,159	$(3,083	)(a)	$1,076
Accounts receivable, net	22,866	—		22,866
Retained interest in sold accounts receivable	23,666	—		23,666
Inventories, net	74,699	1,400	(b)	76,099
Prepaid expenses and other current assets	6,329	—		6,329
Deferred tax asset	2,186	(563	)(b)(c)	1,623

Total current assets	133,905	(2,246)		131,659
Property, plant and equipment, net	104,573	12,900	(b)	117,473
Goodwill	395,231	(133,623	)(b)	261,608
Intangible assets, net	21,974	399,000	(b)	420,974
Deferred financing costs, net	14,480	(7,980	)(d)	6,500
Other assets	6,005	—		6,005

Total assets	$676,168	$268,051		$944,219

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$47,969	$—		$47,969
Accrued liabilities	47,683	(10,890	)(e)	36,793
Current portion of notes payable	3,960	1,249	(f)	5,209

Total current liabilities	99,612	(9,641)		89,971

Non-current liabilities:
Notes payable, net of current portion	430,419	23,695	(g)	454,114
Deferred tax liability	2,186	138,765	(b)(c)	140,951
Other non-current liabilities	5,142	—		5,142

Total non-current liabilities	437,747	162,460		600,207

Total liabilities	537,359	152,819		690,178
Stockholder’s equity	138,809	115,232	(b)(h)	254,041

Total liabilities and stockholder’s equity	$676,168	$268,051		$944,219

Notes to Unaudited Pro Forma Consolidated Balance Sheet (all dollars in thousands)

(a) Represents the net cash outlay that would have been required if the Refinancing had occurred on September 30, 2004.

(b) In connection with the 2003 Merger, we did not apply “pushdown accounting” pursuant to SAB No. 54. Pursuant to the Refinancing, the Existing Notes will be retired and “pushdown accounting” will be required. Therefore, the 2003 Merger has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”).

The estimated fair value adjustments associated with pushdown accounting are as follows:

Increase in inventory related to fair value adjustment of finished goods and work in progress	$1,400
Increase in fair value of property, plant and equipment with estimated average useful lives of 8 years	12,900
Increase to intangible assets related to fair value of trade names of $91,000 with indefinite lives and customer relationships of $308,000 ($260,000 with estimated lives of 10 years and $48,000 with estimated lives of 7 years)	399,000
Increase in net deferred tax liability	(139,328)
Decrease in goodwill associated with the purchase price in excess of fair value of net assets acquired	(133,623)

Net increase in equity related to pushdown accounting in connection with the 2003 Merger	$140,349

The allocation of the purchase price, the related assignment of asset lives, and resulting depreciation and amortization expense are based on preliminary estimates, which may differ from the final purchase price allocation and the final lives assigned to the assets. Any change in the fair value or lives assigned to amortizable or depreciable assets may impact future operating results. We subject the carrying value of our goodwill and intangible assets to an annual impairment test. Our evaluation in 2004 will include a determination of any potential impairment related to the loss of certain business with The Home Depot.

(c) Represents the income tax effect of the pro forma adjustments.

(d) Represents the financing costs related to the new credit facility offset by the write-off of deferred financing costs related to the existing credit facility and the Existing Notes.

Financing costs related to the new credit facility and notes	$6,500
Write-off of deferred financing costs for the debt to be retired	(14,480)

Net reduction in deferred financing costs	$(7,980)

(e) Represents the elimination of accrued interest related to the retirement of the Existing Notes and the refinancing of the existing credit facility.

(f) Represents the change in our capital structure in connection with the Refinancing.

Current portion of the new credit facility	$3,250
Repayment of current portion of the existing term loans	(2,001)

Net increase to current portion of notes payable	$1,249

Notes to Unaudited Pro Forma Consolidated Balance Sheet (all dollars in thousands)

(Continued)

(g) Represents the change in our capital structure in connection with the Refinancing.

Borrowings under the new credit facility (long-term portion)	$321,750
Issuance of the notes	125,000
Repayment of existing term loans (long-term portion)	(196,598)
Repayment of the Existing Notes(1)	(226,457)

Net increase to notes payable	$23,695

(1)	Includes $1,457 of unamortized net premium.

(h) Represents the change in equity as a result of the Refinancing.

Increase related to pushdown accounting in connection with the 2003 Merger	$140,349
Write-off of unamortized premium on the Existing Notes	1,457
Tender premium (including consent payments) on the Existing Notes	(12,094)
Write-off of financing costs for the debt to be retired	(14,480)

Net increase to equity	$115,232

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2004
(dollars in thousands)

	ACI	2004 Acquisitions			ACIH

		Historical	Pro Forma		Pro Forma
		Financials for	Adjustments		Adjustments
	As	2004	for 2004		for
	Reported	Acquisitions(b)	Acquisitions		Refinancing(j)		Pro Forma

Net sales	$535,850	$54,220	$—		$—		$590,070
Cost of goods sold	374,025	40,814	(240	)(c)	897	(r)	415,496 (l)

Gross profit	161,825	13,406	240		(897)		174,574

Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	114,266	9,754	(150	)(d)	305	(s)	124,175
Securitization expense	841	—	263	(e)	(400	)(q)	704
Stock compensation expense	—	—	—		—		—
Amortization expense	5,325	20	1,226	(f)	24,643	(s)	31,214

Selling, delivery, general and administrative expenses	120,432	9,774	1,339		24,548		156,093
Special charges	2,938	47	(47	)(g)			2,938

	123,370	9,821	1,292		24,548		159,031

Income (loss) from operations	38,455	3,585	(1,052)		(25,445)		15,543
Interest expense	26,612	198	442	(h)	(3,609	)(k)	23,643
Other expense, net	249	27	—		—		276

Income (loss) before income taxes	11,594	3,360	(1,494)		(21,836)		(8,376)
Provision (benefit) for income taxes	505	59	652	(i)	(4,587	) (i)	(3,371)

Net income (loss)	$11,089	$3,301	$(2,146)		$(17,249)		$(5,005)

Depreciation expense	$14,719	$493	$(210)		$1,202		$16,204

Adjusted EBITDA(a)	$62,029	$4,118	$180		$—		$66,327

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003
(dollars in thousands)

	ACI			Acquisitions				ACIH

					Historical	Pro Forma				Pro Forma
				Historical	Financials for	Adjustments		Pro Forma		Adjustments
	As	Less		Financials for 2003	2004	for		Adjustments for		for
	Reported	Divestitures(m)		Acquisitions(b)	Acquisitions(b)	Acquisitions		2003 Merger		Refinancing(j)		Pro Forma

Net sales	$597,810	$—		$89,945	$79,641	$(6,340	)(n)	$—		$—		$761,056
Cost of goods sold	408,501	—		63,548	55,665	(6,675	)(c)	—		1,196	(r)	522,235 (l)

Gross profit	189,309	—		26,397	23,976	335		—		(1,196)		238,821

Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	128,797	—		16,682	18,051	(1,250	)(d)	—		407	(s)	162,687
Securitization expense	1,905	—		—	—	504	(e)	(721	)(q)	—		1,688
Stock compensation expense	553	—		—	—	—		(300	)(o)	—		253
Amortization expense	4,199	—		54	114	3,944	(f)	—		32,857	(s)	41,168

Selling, delivery, general and administrative expenses	135,454	—		16,736	18,165	3,198		(1,021)		33,264		205,796
Special charges	11,024	965		35	275	(310	)(g)					10,059

	146,478	965		16,771	18,440	2,888		(1,021)		33,264		215,855

Income (loss) from operations	42,831	(965)		9,626	5,536	(2,553)		1,021		(34,460)		22,966
Interest expense	36,218	—		36	396	2,484	(h)	—		(7,291	)(k)	31,843
Other income (expense), net	69	—		1	(27)	—		—		—		43

Income (loss) before income taxes	6,682	(965)		9,591	5,113	(5,037)		1,021		(27,169)		(8,834)
Provision (benefit) for income taxes	422	(6	)(i)	3,106	74	(321	)(i)	6	(i)	(6,848	)(i)	(3,555)

Net income (loss)	$6,260	$(959)		$6,485	$5,039	$(4,716)		$1,015		$(20,321)		$(5,279)

Depreciation expense	$13,240	$—		$2,187	$738	$(136)		$—		$1,603		$17,632

Adjusted EBITDA(a)	$73,821	$—		$11,903	$6,636	$1,449		$—		$—		$93,809

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Twelve Months Ended September 30, 2004
(dollars in thousands)

	ACI		Acquisitions				ACIH

				Historical
			Superior	Financials for	Pro Forma		Pro Forma		Pro Forma
		Less	Oct. 1, 2003 to	2004	Adjustments for		Adjustments for		Adjustments for
	Historical(p)	Divestitures(m)	Dec. 31, 2003(b)	Acquisitions(b)	Acquisitions		2003 Merger		Refinancing(j)		Pro Forma

Net sales	$691,423	$—	$14,483	$76,990	$(79	)(n)	$—		$—		$782,817
Cost of goods sold	482,821	—	9,352	56,150	(447	)(c)	—		1,196	(r)	549,072 (l)

Gross profit	208,602	—	5,131	20,840	368		—		(1,196)		233,745

Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	148,711	—	2,697	15,033	(346	)(d)	—		407	(s)	166,502
Securitization expense	1,878	—	—	—	388	(e)	(578	)(q)	—		1,688
Stock compensation expense	—	—	—	—	—		—		—		—
Amortization expense	6,457	—	—	105	2,156	(f)	—		32,857	(s)	41,575

Selling, delivery, general and administrative expenses	157,046	—	2,697	15,138	2,198		(578)		33,264		209,765
Special charges	13,586	590	—	145	(145	)(g)	—		—		12,996

	170,632	590	2,697	15,283	2,053		(578)		33,264		222,761

Income (loss) from operations	37,970	(590)	2,434	5,557	(1,685)		578		(34,460)		10,984
Interest expense	37,804	—	—	287	1,073	(h)	—		(7,565	)(k)	31,599
Other expense, net	340	—	444	45	—		—		—		829

Income (loss) before income taxes	(174)	(590)	1,990	5,225	(2,758)		578		(26,895)		(21,444)
Provision (benefit) for income taxes	277	—	810	77	845	(i)	3	(i)	(10,641	)(i)	(8,629)

Net income (loss)	$(451)	$(590)	$1,180	$5,148	$(3,603)		$575		$(16,254)		$(12,815)

Depreciation expense	$18,449	$—	$480	$729	$(307)		$—		$1,603		$20,954

Adjusted EBITDA(a)	$78,000	$—	$2,470	$6,491	$407		$—		$—		$87,368

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(a) EBITDA represents net income (loss) before interest expense, securitization expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA (as defined below) before stock compensation expense and special charges. While we do not intend for EBITDA or Adjusted EBITDA to represent cash flow from operations as defined by GAAP and we do not suggest that you consider them as indicators of operating performance or alternatives to cash flow or operating income (as measured by GAAP) or as measures of liquidity, we include them to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. We believe EBITDA and Adjusted EBITDA provide investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA and Adjusted EBITDA are not defined by GAAP, they may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry. For a reconciliation of net income to EBITDA as reported for the nine months ended September 30, 2004 and the year ended December 31, 2003, see ACI’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 and ACI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended by the amendment thereto filed with the Commission on April 9, 2004, respectively.

The following is a reconciliation of pro forma EBITDA and pro forma Adjusted EBITDA to pro forma net income:

	Nine Months		Twelve Months
	Ended	Year Ended	Ended
	September 30,	December 31,	September 30,
	2004	2003	2004

Net loss	$(5,005)	$(5,279)	$(12,815)
Interest expense	23,643	31,843	31,599
Securitization expense	704	1,688	1,688
Income taxes	(3,371)	(3,555)	(8,629)
Depreciation and amortization	47,418	58,800	62,529

EBITDA	63,389	83,497	74,372
Stock compensation expense	—	253	—
Special charges(1)	2,938	10,059	12,996

Adjusted EBITDA(2)	$66,327	$93,809	$87,368

(1) The pro forma special charges of $12,996 incurred during the twelve months ended September 30, 2004 included $4,000 of charges for the vesting of warrants issued to Mr. Hull, $553 of charges for management retention bonuses to be paid on or after December 10, 2004, $6,407 of management transaction bonuses, $1,226 related to the termination of a consulting agreement with the former owner of Ellison Windows and $810 for stock option compensation related to options outstanding prior to the 2003 Merger. The pro forma special charges of $10,059 incurred during 2003 represented expenses associated with the 2003 Merger, which included $6,407 of management transaction bonuses, $1,615 of warrants issued to Mr. Hull, $1,226 related to the termination of a consulting agreement with the former owner of Ellison Windows and $811 for stock option compensation related to options outstanding prior to the 2003 Merger. The pro forma special charges of $2,938 incurred during the nine months ended September 30, 2004 included $2,385 of charges for the vesting of warrants issued to Mr. Hull and $553 of charges for accrued management retention bonuses to be paid on or after December 10, 2004.

(2) Pro forma Adjusted EBITDA for the twelve months ended September 30, 2004 does not include addbacks for non-cash LIFO expense of $2,183, a one-time inventory write-down at Kinco of $634, management fees paid to the former shareholders of Kinco of $231 and compensation paid to the former owner of Superior of $156, totaling $3,204.

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(Continued)

(b) Represents historical information for the acquired entities for the period presented. This historical information is unaudited and was prepared by the management of the applicable acquired entity and though our management has reviewed such historical information, a reader should not place undue reliance on any such information. The financial statements as of and for the year ended December 31, 2003 for Superior, Atrium Shutters and Kinco were audited. See ACI’s reports on Form 8-K filed with the Commission.

The historical information for the 2003 Acquisitions and the 2004 Acquisitions is comprised of the following:

For the nine months ended September 30, 2004:

	2004 Acquisitions

	Atrium Shutters	West Coast Custom	Kinco
	January 1, 2004	January 1, 2004	January 1, 2004
	to	to	to
	May 31,	August 1,	August 31,
	2004	2004	2004	Combined

Net sales	$5,883	$3,782	$44,555	$54,220
Cost of goods sold	2,491	2,855	35,468	40,814

Gross profit	3,392	927	9,087	13,406

Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	2,637	504	6,613	9,754
Securitization expense	—	—	—	—
Stock compensation expense	—	—	—	—
Amortization expense	10	—	10	20

Selling, delivery, general and administrative expenses	2,647	504	6,623	9,774
Special charge	47	—	—	47

	2,694	504	6,623	9,821

Income from operations	698	423	2,464	3,585
Interest expense	21	—	177	198
Other income (expense), net	(2)	5	(30)	(27)

Income before income taxes	675	428	2,257	3,360
Provision for income taxes	—	59	—	59

Net income	$675	$369	$2,257	$3,301

Depreciation expense	$100	$—	$393	$493

Adjusted EBITDA(a)	$853	$428	$2,837	$4,118

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(Continued)

For the year ended December 31, 2003:

	2003 Acquisitions

	MD Casting	Danvid	Aluminum Screen	Superior
	January 1, 2003	January 1, 2003	January 1, 2003	January 1, 2003
	to	to	to	to
	January 31,	March 31,	September 30,	December 31,
	2003	2003	2003	2003	Combined

Net sales	$276	$12,320	$20,202	$57,147	$89,945
Cost of goods sold	189	10,162	14,674	38,523	63,548

Gross profit	87	2,158	5,528	18,624	26,397

Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	58	2,411	3,226	10,987	16,682
Securitization expense	—	—	—	—	—
Stock compensation expense	—	—	—	—	—
Amortization expense	—	54	—	—	54

Selling, delivery, general and administrative expenses	58	2,465	3,226	10,987	16,736
Special charge	—	—	35	—	35

	58	2,465	3,261	10,987	16,771

Income (loss) from operations	29	(307)	2,267	7,637	9,626
Interest expense	—	36	—	—	36
Other income (expense), net	—	(4)	17	(12)	1

Income (loss) before income taxes	29	(347)	2,284	7,625	9,591
Provision for income taxes	—	—	3	3,103	3,106

Net income (loss)	$29	$(347)	$2,281	$4,522	$6,485

Depreciation expense	$1	$124	$189	$1,873	$2,187

Adjusted EBITDA(a)	$30	$(133)	$2,508	$9,498	$11,903

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(Continued)

	2004 Acquisitions

	Atrium Shutters	West Coast Custom	Kinco
	Jan. 1, 2003 to	Jan. 1, 2003 to	Jan. 1, 2003 to
	Dec. 31, 2003	Dec. 31, 2003	Dec. 31, 2003	Combined

Net sales	$12,004	$7,280	$60,357	$79,641
Cost of goods sold	4,979	5,134	45,552	55,665

Gross profit	7,025	2,146	14,805	23,976

Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	5,330	766	11,955	18,051
Securitization expense	—	—	—	—
Stock compensation expense	—	—	—	—
Amortization expense	15	—	99	114

Selling, delivery, general and administrative expenses	5,345	766	12,054	18,165
Special charge	275	—	—	275

	5,620	766	12,054	18,440

Income from operations	1,405	1,380	2,751	5,536
Interest expense	44	—	352	396
Other income (expense), net	10	12	(49)	(27)

Income before income taxes	1,371	1,392	2,350	5,113
Provision for income taxes	—	74	—	74

Net income	$1,371	$1,318	$2,350	$5,039

Depreciation expense	$154	$—	$584	$738

Adjusted EBITDA(a)	$1,859	$1,392	$3,385	$6,636

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(Continued)

For the twelve months ended September 30, 2004:

	2004 Acquisitions

	Atrium Shutters	West Coast Custom	Kinco
	Oct. 1, 2003 to	Oct. 1, 2003 to	Oct. 1, 2003 to
	May 31, 2004	Aug. 1, 2004	Aug. 31, 2004	Combined

Net sales	$9,474	$6,015	$61,501	$76,990
Cost of goods sold	3,936	4,396	47,818	56,150

Gross profit	5,538	1,619	13,683	20,840

Selling, delivery, general and administrative expenses (excluding securitization, stock compensation and amortization expense)	4,316	757	9,960	15,033
Securitization expense	—	—	—	—
Stock compensation expense	—	—	—	—
Amortization expense	14	—	91	105

Selling, delivery, general and administrative expenses	4,330	757	10,051	15,138
Special charge	145	—	—	145

	4,475	757	10,051	15,283

Income from operations	1,063	862	3,632	5,557
Interest expense	36	—	251	287
Other income (expense), net	(7)	7	(45)	(45)

Income before income taxes	1,020	869	3,336	5,225
Provision for income taxes	—	77	—	77

Net income	$1,020	$792	$3,336	$5,148

Depreciation expense	$139	$—	$590	$729

Adjusted EBITDA(a)	$1,354	$869	$4,268	$6,491

(c) Represents the elimination of cost of goods sold related to sales between the acquired companies and us prior to acquisition, intercompany rent payments between affiliates for equipment that was acquired in the Aluminum Screen acquisition and the net reduction in depreciation expense classified in cost of goods

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(Continued)

sold, partially offset by an increase to total depreciation expenses as a result of fair value adjustment to the underlying property, plant and equipment that was acquired, as follows:

	Nine Months		Twelve Months
	Ended	Year Ended	Ended
	September 30,	December 31,	September 30,
	2004	2003	2004

(dollars in thousands)
Elimination of intercompany cost of goods sold	$—	$(6,340)	$(79)
Elimination of intercompany rent payments to an affiliate	—	16	—
Contractual change in rent expense	38	57	52
Net reduction in depreciation expense as a result of adjusting the underlying property, plant and equipment to fair market value, ACI’s classification and a change in their expected useful lives	(278)	(376)	(420)

Net reduction to cost of goods sold	$(240)	$(6,675)	$(447)

(d) Represents the net change in general and administrative expenses through the adjustment of salaries and associated payroll taxes resulting from a contractual change in compensation structure for certain members of senior management in connection with the acquisitions, the elimination of certain transaction expenses incurred by MD Casting directly in connection with its acquisition, the net increase in depreciation expense as a result of adjusting the underlying property, plant and equipment to fair market value from the acquisitions and, ACI’s classification and a change in their expected useful lives, as follows:

	Nine Months		Twelve Months
	Ended	Year Ended	Ended
	September 30,	December 31,	September 30,
	2004	2003	2004

(dollars in thousands)
Contractual change in compensation structure of management(1)(2)	$(222)	$(1,487)	$(464)
Elimination of certain transaction expenses	—	(10)	—
Contractual change in rent expense	4	7	5
Net increase in depreciation expense as a result of adjusting the underlying property, plant and equipment to fair market value, ACI’s classification and a change in their expected useful lives	68	240	113

Net reduction in general and administrative expense	$(150)	$(1,250)	$(346)

(1)	The duties of the individuals to which this adjustment relates were not diminished post acquisition and no other costs are expected to be incurred that offset this adjustment.

(2)	Compensation paid to the former chairman of Superior, no longer employed by us, totaled $0, $509 and $156 for the nine months ended September 30, 2004, the year ended December 31, 2003 and the twelve months ended September 30, 2004, respectively. This amount has not been reflected in the adjustment for contractual change in compensation structure.

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(Continued)

(e) Represents the net increase in securitization expense had the 2004 Acquisitions occurred on January 1, 2003, as follows:

	Nine Months		Twelve Months
	Ended	Year Ended	Ended
	September 30,	December 31,	September 30,
	2004	2003	2004

(dollars in thousands)
Securitization expense resulting from borrowing $7,627 at 2.30% for Kinco	$117	$175	$160
Securitization expense resulting from borrowing $2,288 at 2.30% for West Coast Custom	31	53	44
Securitization expense resulting from borrowing $11,985 at 2.30% for Atrium Shutters	115	276	184

Net increase to securitization expense	$263	$504	$388

(f) Represents the net increase in amortization expense relating to intangible assets identified from the acquisitions, as follows:

	Nine Months		Twelve Months
	Ended	Year Ended	Ended
	September 30,	December 31,	September 30,
	2004	2003	2004

(dollars in thousands)
Amortization expense for Superior	$—	$1,882	$471
Amortization expense for Atrium Shutters	772	1,544	1,158
Amortization expense for Kinco	474	632	632
Elimination of historical amortization expense	(20)	(114)	(105)

Net increase to amortization expense	$1,226	$3,944	$2,156

(g) Represents the elimination of a special charge incurred as a result of the acquisitions, representing transaction expenses directly related to the acquisitions.

(h) Represents the elimination of historical interest expense for debt that was not assumed by us and an increase in interest expense for $20,000 of additional term loan borrowings for the acquisition of Kinco and $40,000 of additional term loan borrowings for the acquisition of Superior, as follows:

	Nine Months		Twelve Months
	Ended	Year Ended	Ended
	September 30,	December 31,	September 30,
	2004	2003	2004

(dollars in thousands)
Elimination of Atrium Shutter’s historical interest expense	$(21)	$(44)	$(36)
Elimination of Kinco’s historical interest expense	(177)	(352)	(251)
Interest expense resulting from $20,000 of additional term loan borrowings at 4.80%	640	960	880
Interest expense resulting from $40,000 of additional term loan borrowings at 4.80%	—	1,920	480

Net increase to interest expense	$442	$2,484	$1,073

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(Continued)

(i) Represents the income tax effect of the pro forma adjustments considering the expected overall effective tax rate of the entities we acquired and ACIH, respectively, and given that a valuation allowance is not recorded on a pro forma basis.

(j) The “Pro Forma Adjustments for Refinancing” do not reflect (i) the tender premium associated with the extinguishment of the Existing Notes, (ii) the write-off of deferred financing costs, related to the debt to be retired in connection with the Refinancing, (iii) the write-off of the net unamortized premium on the Existing Notes and (iv) the related tax effect of these items.

(k) Represents the adjustment to historical interest expense on debt assumed to be retired and interest expense on debt issued in connection with the Refinancing as follows:

	Nine Months		Twelve Months
	Ended	Year Ended	Ended
	September 30,	December 31,	September 30,
	2004	2003	2004

(dollars in thousands)
Interest expense under the new credit facility at 4.80% plus applicable commitment and letter of credit fees(1)	$12,047	$16,064	$16,064
Interest expense on the notes compounded semi-annually	10,535	14,128	14,128
Amortization of deferred financing costs related to the new credit facility and the notes over average debt maturity	643	857	857
Interest expense resulting from a non-compete agreement acquired in connection with the acquisition of Danvid	55	72	77
Interest expense resulting from the hypothetical borrowing of $4,430 under our existing credit facility at 4.80% for the termination of the interest rate swap assuming termination on January 1, 2003(2)	—	213	—
Interest expense on capital leases	363	473	473
Elimination of interest expense resulting from the acquisitions	(640)	(2,880)	(1,360)
Elimination of historical interest expense(2)	(26,612)	(36,218)	(37,804)

Net reduction in interest expense	$(3,609)	$(7,291)	$(7,565)

(1)	A 1/8% increase or decrease in the interest rate would change interest expense by $305, $406 and $406 for the nine months ended September 30, 2004, the year ended December 31, 2003 and the twelve months ended September 30, 2004, respectively.

(2)	Historical interest expense for the year ended December 31, 2003 includes actual interest rate swap expenses of $4,554. This amount has been excluded herein as this interest rate swap was required to be terminated in connection with the 2003 Merger. Assuming termination of our swaps at January 1, 2003, we would have incurred additional borrowings of $4,430 based on the fair value of this swap at the beginning of 2003.

(l) Includes non-cash LIFO expense of $1,433, $873 and $2,182 for the nine months ended September 30, 2004, the year ended December 31, 2003 and for the twelve months ended September 30, 2004, respectively.

(m) Relates to additional liabilities that have been incurred in connection with the divestiture of Wing Industries, Inc. (“Wing”). Wing was divested in August of 2000.

(n) Represents the elimination of net sales between the acquired companies and us prior to acquisitions.

(o) Represents the elimination of stock compensation expense paid to the outgoing equity sponsor following the 2003 Merger. The new equity sponsor does not receive any such stock compensation.

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(Continued)

(p) Historical results of operations for the twelve months ended September 30, 2004 were calculated by summing our reported results for the nine months ended September 30, 2004 with our reported results for the three months ended December 31, 2003.

(q) Represents the reduction in securitization expense had our new capital structure been in place on the first day of the period presented, as follows:

	Nine Months		Twelve Months
	Ended	Year Ended	Ended
	September 30,	December 31,	September 30,
	2004	2003	2004

(dollars in thousands)
Securitization expense resulting from borrowing $40,800 at 2.30% on the accounts receivable securitization facility(1)	$704	$938	$938
Elimination of acquisition securitization expense	(263)	(504)	(388)
Elimination of historical securitization expense	(841)	(1,155)	(1,128)

Net reduction in securitization expense	$(400)	$(721)	$(578)

(1)	These adjustments do not include the elimination of $750 of structuring fees that were expensed in 2003. A 1/8% increase or decrease in the interest rate would change securitization expense for the nine months ended September 30, 2004, the year ended December 31, 2003 and the twelve months ended September 30, 2004 by $38, $51 and $51, respectively.

(r) Represents incremental depreciation expense associated with the fair value adjustment to property, plant and equipment in connection with the 2003 Merger of $897, $1,196 and $1,196 for the nine months ended September 30, 2004, the year ended December 31, 2003 and the twelve months ended September 30, 2004, respectively.

(s) Represents incremental depreciation and amortization expense associated with the fair value adjustments under pushdown accounting to property, plant and equipment and intangible assets in connection with the 2003 Merger, as follows:

	Nine Months		Twelve Months
	Ended	Year Ended	Ended
	September 30,	December 31,	September 30,
	2004	2003	2004

Increase in depreciation expense	$305	$407	$407

Increase in amortization expense	$24,643	$32,857	$32,857

LIQUIDITY AND CAPITAL RESOURCES

Cash generated from operations, availability under ACI’s existing revolving credit facility and availability under ACI’s accounts receivable securitization facility are our principal sources of liquidity. During 2003, cash was primarily used for capital expenditures, debt payments and the 2003 Acquisitions. Net cash provided by operating activities was $33.2 million during 2003 compared to $27.1 million during 2002. The increase was primarily due to increases in the sale of accounts receivable, partially offset by increases in working capital. Net cash provided by operating activities was $35.8 million during the first nine months of 2004, compared to $37.0 million during the first nine months of 2003. The decrease of $1.2 million was primarily due to year-over-year increases in operating expenses, partially offset by year-over-year increases in gross profit.

Cash flows used in investing activities increased from $15.3 million during 2002 to $95.0 million during 2003. The increase was primarily due to an increase in capital expenditures and the 2003 Acquisitions. Net cash used in investing activities increased $39.4 million to $63.0 million during the first nine months of 2004, compared to $23.6 million during the first nine months of 2003. The increase was primarily due to the acquisitions of Atrium Shutters, West Coast Custom, and Kinco during the first nine months of 2004, compared to the acquisitions of MD Casting and Danvid during the first nine months of 2003, and a $3.9 million increase in capital expenditures as a result of our effort to increase automation and establish new product lines at our various manufacturing facilities.

Cash provided by financing activities increased $80.2 million in 2003 from net cash used in financing activities of $11.9 million during 2002. The increase was primarily due to the 2003 Acquisitions, which were partially offset by a net distribution to Atrium Corp. related to the 2003 Merger. Net cash provided by financing activities was $23.7 million during the first nine months of 2004, compared to net cash used in financing activities of $5.9 million during the first nine months of 2003. The increase was primarily due to an additional borrowing of $20 million in term loans under our existing credit agreement for the Kinco acquisition, a $7.4 million increase in checks drawn in excess of bank balances and a $3.8 million decrease in principal payments on term loans.

Long-Term Debt:

Long-term debt consists of borrowings under the existing credit facility, the Existing Notes and capital lease obligations. Our existing term loan facility requires quarterly principal and interest payments. The Existing Notes require semi-annual interest payments only and are due in May 2009. The capital leases require monthly principal and interest payments. Our existing credit facility has an “excess cash flows” provision mandating additional principal payments if certain cash flows targets are met during the year.

In connection with the Refinancing, ACIH and ACI will enter into the new credit facility. We expect that the new credit facility will consist of a $325.0 term loan facility and a $50.0 million revolving facility. The net proceeds from the new credit facility’s term loan facility and the issuance of the notes will be used to repay amounts outstanding under the existing credit facility and to consummate the tender offer for all of the Existing Notes. As of September 30, 2004, on a pro forma basis after giving effect to the Refinancing, we would have borrowed approximately $325.0 million and had unused borrowing capacity of $39.3 million under the new credit facility, net of outstanding letters of credit of $10.7 million.

We have various letters of credit outstanding primarily related to certain insurance policies and facility lease deposits.

Off-Balance Sheet Arrangements

Accounts Receivable Securitization Facility:

In connection with our accounts receivable securitization facility executed in 2001, we formed a special purpose funding subsidiary to facilitate the sale of pools of trade receivables. The special purpose entity is consolidated with us. As a result of the agreement, receivables sold to the securitization company are not reflected in our consolidated balance sheet. The securitization company is free to pledge or exchange its interest. Any receivables not sold to the securitization company constitute the retained interest in the receivables portfolio of the special purpose entity. Due to the short-term nature of the underlying receivables, the net carrying amount of our retained interest in transferred accounts receivables as of September 30, 2004 approximates fair value and is classified as a current asset on our balance sheet. All of the revenues, expenses and cash flows associated with our accounts receivable securitization facility have been incorporated into our financial statements. Amounts outstanding under the facility as of September 30, 2004 were $40.8 million.

As of September 30, 2004, we did not have any other relationships with unconsolidated entities or financial partnerships, such entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

In connection with the Refinancing, we intend to amend our existing accounts receivable securitization facility to increase the commitment under the facility to $60.0 million, add certain subsidiaries as originators and amend the covenants so that they are substantially similar to the covenants that will be contained in our new credit facility. The effectiveness of the amendment to the covenants is a condition to the issuance of the notes.

Operating Leases:

We have various outstanding operating leases for office and manufacturing space, automobiles and machinery and equipment. We finance the use of certain facilities and equipment under lease agreements provided by various institutions. Since the terms of these agreements meet the definitions of operating lease agreements, the sum of future lease payments is not reflected on our consolidated balance sheet.

Other Capital Resources

In connection with the 2003 Merger, we entered into the existing credit facility, providing for a revolving credit facility in the amount of $50.0 million which includes a $20.0 million sublimit for the issuance of letters of credit and a $10.0 million sublimit for swing line loans. The existing revolving credit facility has a maturity date of December 10, 2008. Additionally, we have an existing accounts receivable securitization facility of $50.0 million, as described above, which can make additional funds available to us depending on our accounts receivable levels. On December 10, 2003, we renewed the accounts receivable securitization facility for a period of five years.

As of September 30, 2004, we had $39.3 million of availability under the existing revolving credit facility, net of outstanding letters of credit totaling $10.7 million. At September 30, 2004, we had $2.5 million of availability under the accounts receivable securitization facility, net of borrowings of $40.8 million and $6.7 million currently unavailable due to borrowing base limitations.

Contractual Obligations

There have not been any material changes to our contractual obligations during the nine months ended September 30, 2004. For additional information related to various contractual obligations, please refer to ACI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (and the amendment thereto filed with the Commission on April 9, 2004.

Capital Expenditures

We had net cash capital expenditures of $18.9 million during 2003, compared to $11.2 million and $8.0 million during 2002 and 2001, respectively. Capital expenditures during 2003 were largely a result of our continued efforts to increase efficiency through automation at our various manufacturing facilities. We had net cash capital expenditures of $16.9 million during the first nine months of 2004, compared to $12.6 million during the first nine months of 2003. We expect capital expenditures for the fourth quarter of 2004 to be approximately $3.0 to $5.0 million.

Our ability to meet debt service and capital expenditure requirements is dependent upon our future performance which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond our control.

Inflation, Trends and General Considerations

From 2001 to 2003, inflation had been relatively low and we believe that inflation did not have a material affect on our results of operations. During 2004, we believe that inflation has been higher and has caused the price of raw materials to increase, which increase has had a material adverse effect on our results of operations. We have evaluated and expect to continue to evaluate possible acquisitions on an ongoing basis and at any given time may be engaged in discussions or negotiations with respect to acquisition candidates. Our performance is dependent to a significant extent upon the levels of new residential construction, residential repair and remodeling and non-residential construction, all of which are affected by such factors as interest rates, inflation and unemployment. In the near term, we expect to operate in an environment of relatively stable levels of construction and remodeling activity. However, increases in interest rates could have a negative impact on the level of housing construction and remodeling activity. The demand for our products is seasonal, particularly in the Northeast and Midwest regions of the United States where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets. Our lower sales levels usually occur during the first and fourth quarters of our fiscal year. Since a high percentage of our manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income and net earnings tend to be lower in quarters with lower sales levels. In addition, the demand for cash to fund the working capital of our subsidiaries is greater from late in the first quarter until early in the fourth quarter of our fiscal year.

After the Refinancing

After the Refinancing, our short-term and long-term liquidity needs will arise primarily from: (i) debt service obligations with respect to our new credit facility and the notes, (ii) capital expenditures, (iii) working capital requirements as may be needed to support the growth of our business and (iv) potential acquisitions.

We believe that cash generated by operations and borrowings expected to be available under the new credit facility will be sufficient to fund our operations, debt service obligations, capital expenditures and working capital for at least the next year. To fund future acquisitions, we intend to use borrowings under our new credit facility, borrowings under our accounts receivable securitization facility, cash generated from operations and/or cash from the sale of debt and/or equity securities.

Our ability to make payments on and to refinance our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive and other factors that are beyond our control as well as factors described in “Risk factors.” We expect that we will need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt on commercially reasonable terms or at all.

Recently Issued Accounting Standards

SFAS No. 151—“Inventory Costs—An Amendment of ARB No. 43, Chapter 4”:

On November 4, 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Previously, Paragraph 5 of ARB 43, Chapter 4, stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges...” SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”Additionally, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We have not yet assessed the impact of adoption of SFAS 151 on our consolidated financial position or results of operations.

MANAGEMENT

The following information was disclosed regarding Mark Blanchat, Ronald J. Foy and Christopher Birosak.

Mark Blanchat has served as Executive Vice President of Strategy and Development of Atrium Corp. and ACI since June 2004. Mr. Blanchat became the Executive Vice President of Strategy and Development of ACIH in December 2004. Prior to June 2004, Mr. Blanchat served as Vice President of Corporate Development and Vice President of Operations of Jeld-Wen Windows and Doors since 1997. Prior to joining Jeld-Wen, Mr. Blanchat served in various capacities with First Southwest Securities and GE Capital.

Ronald J. Foy has served as Group President of Eastern Operations of Atrium Corp. and ACI since September 2004. Prior to September 2004, Mr. Foy was with Masco Corp. since 1995, and most recently served as Divisional President of the Bath and Shower Group and Divisional President of the Hardware Group. Prior to 1995, Mr. Foy was with Black and Decker in various positions from 1981 to 1994.

Christopher Birosak has served as a Director of Atrium Corp. and ACI since September 2004, and became a Director of ACIH in December 2004. Mr. Birosak is a Managing Director of Merrill Lynch & Co., Inc. and since July 2004 has worked in the Global Private Equity Division of Merrill Lynch. From 1994 to June 2002, Mr. Birosak served as Managing Director in the Leveraged Finance Group of Merrill Lynch.

STOCK OPTION PLANS

2003 Stock Option Plan

On December 10, 2003, Atrium Corp. adopted the 2003 Stock Option Plan (the “2003 Plan”) which provides for the grant of options to purchase Atrium Corp.’s common stock to our key employees and eligible non-employees. The 2003 Plan provides for the grant of options to purchase up to 14,000 shares of Atrium Corp.’s common stock. As of September 30, 2004, a total of 9,595 options to purchase shares of Atrium Corp.’s common stock were outstanding under the 2003 Plan.

Options granted under the stock option plan have a term of ten years from the date of grant and vest in equal installments either on the annual anniversary of grant or on the last day of each month over a period of five years, subject to continued employment. No option will be exercisable until it has vested.

Upon termination of the optionee for cause or voluntary termination by the optionee without good reason, all unvested options are automatically forfeited. Upon a change of control, as defined in the stock option plan, all outstanding options issued under the stock option plan shall be automatically vested and be exercisable in full. Upon termination of employment of an option holder for any reason or if a sale of Atrium Corp. occurs, Atrium Corp. will have the right to purchase all or any portion of the optionee’s vested options and any shares of Atrium Corp.’s common stock held by the optionee as a result of the exercise of an option.

The stock option plan provides that, unless specifically approved otherwise, all options granted are in the form of nonqualified options, which are options that do not qualify for favored tax treatment under Section 422 of the Internal Revenue Code. All options granted to date under the stock option plan are nonqualified options. Options are not transferable other than in accordance with the laws of descent and distribution. All shares of common stock issued upon exercise of options are subject to a right of first refusal that provides Atrium Corp. or its designee with the right to purchase such shares in the event of any proposed transfer thereof by the optionee.

EMPLOYMENT AGREEMENTS

Mr. Hull

Mr. Hull has entered into an employment agreement with ACI and Atrium Corp. pursuant to which he serves as Chairman, Chief Executive Officer and President of ACI and Atrium Corp.. The term of the employment agreement commenced on December 10, 2003 and terminates on December 31, 2006. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Hull’s employment agreement, he is entitled to receive an annual base salary of: $475,000 during the period beginning on January 1, 2004 and ending on December 31, 2004; $525,000 during the period beginning on January 1, 2005 and ending on December 31, 2005 and $600,000 during the period beginning on January 1, 2006 and ending on December 31, 2006. Mr. Hull’s salary is subject to increase at the discretion of Atrium Corp.’s board of directors. The agreement provides that Mr. Hull may receive an annual target bonus equal to $450,000, $500,000 and $600,000 for the same respective periods; 50% of which is payable contingent on achievement of our EBITDA plan and 50% of which is payable contingent on achievement of certain other performance targets set by Atrium Corp.’s board of directors. The annual target bonus is subject to increase at the discretion of Atrium Corp.’s board of directors.

The agreement also provides that Atrium Corp. will make certain additional payments to Mr. Hull in the event:

•	Mr. Hull is terminated by ACI and Atrium Corp. without cause;

•	Mr. Hull’s employment is terminated in connection with a change of control;

•	Mr. Hull terminates his employment for good reason; or

•	Mr. Hull remains employed by ACI and Atrium Corp. on the 12-month anniversary of a change of control. Mr. Hull will be eligible for a retention bonus of $475,000 on December 10, 2004, if he is still employed by ACI and Atrium Corp. on that date.

Pursuant to the agreement, Mr. Hull agreed not to compete with Atrium Corp. and its subsidiaries during his employment with Atrium Corp. and for certain specified periods thereafter, depending on the reason for his termination of employment.

Mr. Long

Mr. Long has entered into an employment and non-competition agreement with ACI and Atrium Corp. pursuant to which he serves as Executive Vice President and Chief Financial Officer of ACI and Atrium Corp. Mr. Long’s employment agreement has a three-year term, which commenced January 1, 2003. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Long’s employment agreement, he is entitled to receive an annual base salary, as follows: during the period beginning on January 1, 2004 and ending on December 31, 2004, $200,000, and during the period beginning on January 1, 2005 and ending on December 31, 2005, $200,000. Mr. Long’s salary is subject to increase at the discretion of Atrium Corp.’s board of directors. The agreement provides that Mr. Long may receive an annual target bonus equal to $110,000 and $125,000 for the same respective periods, of which 50% will be payable contingent on achievement of our EBITDA plan and 50% will be payable contingent on achievement of certain other performance targets set by Atrium Corp.’s board of directors. The annual target bonus is subject to increase at the discretion of Atrium Corp.’s board of directors.

The agreement also provides that Atrium Corp. will make certain payments to Mr. Long in the event:

•	Mr. Long is terminated by ACI and Atrium Corp. without cause;

•	of a change of control;

•	Mr. Long terminates his employment for good reason; or

•	Mr. Long remains employed by ACI and Atrium Corp. on the 12-month anniversary of a change of control. Mr. Long will be eligible for a retention bonus of $200,000 on December 10, 2004, if he is still employed by ACI and Atrium Corp. on that date.

Pursuant to the agreement, Mr. Long agreed not to compete with Atrium Corp. and its subsidiaries for certain specified periods.

Mr. Burns

Mr. Burns has entered into an employment and non-competition agreement with ACI and Atrium Corp. pursuant to which he serves as Chief Operating Officer of ACI and Atrium Corp. Mr. Burns’ employment agreement has a three-year term, which commenced January 1, 2003. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Burns’ employment agreement, he is entitled to receive an annual base salary, as follows: during the period beginning on January 1, 2004 and ending on December 31, 2004, $240,000, and during the period beginning on January 1, 2005 and ending on December 31, 2005, $300,000. Mr. Burns’ salary is subject to increase at the discretion of Atrium Corp.’s board of directors. The agreement provides that Mr. Burns may receive an annual target bonus equal to $140,000 and $150,000 for the same respective periods, of which 50% will be payable contingent on achievement of our EBITDA plan and 50% will be payable contingent on achievement of certain other performance targets set by Atrium Corp.’s board of directors. The annual target bonus is subject to increase at the discretion of Atrium Corp.’s board of directors.

The agreement also provides that Atrium Corp. will make certain payments to Mr. Burns in the event:

•	Mr. Burns is terminated by ACI and Atrium Corp. without cause;

•	of a change of control; or

•	Mr. Burns terminates his employment for good reason.

Pursuant to the agreement, Mr. Burns agreed not to compete with Atrium Corp. and its subsidiaries for certain specified periods.

Mr. Cross

Mr. Cross has entered into an employment and non-competition agreement with ACI and Atrium Corp. pursuant to which he serves as President of Atrium Windows and Doors—North Carolina. Mr. Cross’ employment agreement has a three-year term, which commenced September 1, 2004. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Cross’ employment agreement, he is entitled to receive an annual base salary, as follows: during the period beginning on September 1, 2004 and ending on December 31, 2004, $240,000 per annum, during the period beginning on January 1, 2005 and ending on December 31, 2005, $250,000, during the period beginning on January 1, 2006 and ending on December 31, 2006, $257,000, and during the period beginning on January 1, 2007 and ending on August 31, 2007, $265,000 per annum. Mr. Cross’ salary is subject to increase at the discretion of Atrium Corp.’s board of directors. The agreement provides that Mr. Cross may receive an annual target bonus equal to $140,000, $150,000, $155,000 and $150,000 for the same respective periods of which, 50% will be payable contingent on achievement of our EBITDA plan and 50% will be payable contingent on achievement of certain other performance targets set by Atrium Corp.’s board of directors. The annual target bonus is subject to increase at the discretion of Atrium Corp.’s board of directors.

The agreement also provides that Atrium Corp. will make certain payments to Mr. Cross in the event:

•	Mr. Cross is terminated by ACI and Atrium Corp. without cause;

•	of a change of control; or

•	Mr. Cross terminates his employment for good reason.

Pursuant to the agreement, Mr. Cross agreed not to compete with Atrium Corp. and its subsidiaries for certain specified periods.

Mr. Ragona

Mr. Ragona has entered into an employment and non-competition agreement with ACI and Atrium Corp. pursuant to which he serves as Senior Vice President and General Counsel of ACI and Atrium Corp. Mr. Ragona’s employment agreement has a three-year term, which commenced September 30, 2002. The term is renewable for a series of three-year terms as mutually agreed to at least 30 days prior to the end of the then current term. Under the terms of Mr. Ragona’s employment agreement, he is entitled to receive an annual base salary of $197,500, as adjusted. Mr. Ragona’s salary is subject to increase at the discretion of Atrium Corp.’s board of directors. The agreement also provides that Mr. Ragona may receive an annual target bonus equal to $100,000 for each annual period, of which 75% will be payable contingent on achievement of our EBITDA plan and 25% will be payable contingent on achievement of certain other performance targets set by Atrium Corp.’s board of directors. The annual target bonus is subject to increase at the discretion of Atrium Corp.’s board of directors.

The agreement also provides that Atrium Corp. will make certain payments to Mr. Ragona in the event:

•	Mr. Ragona is terminated by ACI and Atrium Corp. without cause;

•	of a change of control; or

•	Mr. Ragona terminates his employment for good reason.

Pursuant to the agreement, Mr. Ragona agreed not to compete with Atrium Corp. and its subsidiaries for certain specified periods.

BOARD OF DIRECTORS

Compensation Committee

The compensation committee of ACI’s board of directors consists of Larry T. Solari (Chairman), Jeffery L. Kenner, Justin S. Maccarone and Christopher Birosak. The compensation committee makes recommendations to ACI’s board of directors regarding the following matters:

•	annual EBITDA and bonus performance standards and thresholds for ACI’s executive officers and members of ACI’s senior management;

•	any amendment, modification or renewal of an employment agreement between ACI and Atrium Corp. and an executive officer; and

•	the administration of our stock option plans and defined contribution plans.

PRINCIPAL STOCKHOLDERS

Upon the issuance of the notes, all of ACI’s issued and outstanding common stock will be owned by ACIH. The following table sets forth certain information regarding the beneficial ownership of Atrium Corp.’s common stock as of November 30, 2004, by each person who beneficially owns more than 5% of the outstanding common stock of Atrium Corp. and by the directors and certain executive officers of Atrium Corp. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Atrium Corp.’s common stock.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Number of Shares
	Beneficially	Percentage of Shares
Name of Beneficial Owner	Owned(1)	Outstanding

5% Stockholders:
ATR Acquisition, LLC	251,454	92.5%
c/o Kenner & Company, Inc. 437 Madison Avenue, 36th Floor New York, NY 10022
ML Global Private Equity Fund, L.P.(2)	10,646	3.9
Global Private Equity Group 4 World Financial Center, 23rd Floor New York, NY 10080
Executive Officers and Directors:(3)
Jeff L. Hull(4)	4,813	1.8
Eric W. Long(4)	316	*
Robert E. Burns(4)	316	*
Mark Blanchat(4)	20	*
Ronald J. Foy(4)	12	*
C. Douglas Cross(4)	282	*
Philip J. Ragona(4)	90	*
D.D. “Gus” Agostinelli(4)	83	*
Jeffrey L. Kenner(5)	251,454	92.5
Larry T. Solari	—	*
Mark L. Deutsch	—	*
Justin S. Maccarone(6)	251,454	92.5
Christopher Birosak(7)	262,100	96.4
Charles W. Schmid	—	*
All directors and executives officers as a group (14 persons)	268,032	98.0

*	Less than 1%.

(1)	Includes all securities that such person has the right to acquire beneficial ownership of within 60 days of November 30, 2004.

(2)	ML Global Private Equity Fund, L.P. is included as a “5% stockholder” because, in addition to its 3.9% direct ownership, it also owns 18.6% of the interests in ATR Acquisition, LLC, Atrium Corp.’s majority stockholder.

(3)	The business address for these individuals is 3890 West Northwest Highway, Suite 500, Dallas, Texas 75220.

(4)	Includes 813, 316, 316, 20, 12, 167, 65 and 33 shares of common stock issuable upon exercise of warrants or options granted to Messrs. Hull, Long, Burns, Blanchat, Foy, Cross, Ragona and Agostinelli, respectively.

(5)	Represents 251,454 shares owned by ATR Acquisition, LLC. KAT Holdings, L.P. and KAT Group, L.P. respectively own approximately 46.1% and 0.5% of the interests in ATR Acquisition, LLC. Mr. Kenner is President of JLK Operations, Inc. which is the general partner of KAT Group, L.P. which is the general partner of KAT Holdings, L.P. Mr. Kenner is partner in KAT Group, L.P. Voting and dispositive power with respect to the shares of Atrium Corp.’s common stock held by ATR Acquisition, LLC is collectively shared by KAT Holdings, L.P., KAT Group, L.P., ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001 and UBS Capital Americas II, LLC. Mr. Kenner disclaims beneficial ownership of any of the shares owned by ATR Acquisition, LLC.

(6)	Represents 251,454 shares owned by ATR Acquisition, LLC. Mr. Maccarone is a Partner of UBS Capital Americas LLC, the advisor to UBS Capital Americas II, LLC, which owns approximately 28.6% of the interests in ATR Acquisition, LLC. Voting and dispositive power with respect to the shares of Atrium Corp.’s common stock held by ATR Acquisition, LLC is collectively shared by KAT Holdings, L.P., KAT Group, L.P., ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001 and UBS Capital Americas II, LLC. Mr. Maccarone disclaims beneficial ownership of any of the shares owned by ATR Acquisition, LLC.

(7)	Represents 251,454 shares owned by ATR Acquisition, LLC and 10,646 shares owned by ML Global Private Equity Fund, L.P. and Merrill Lynch Ventures L.P. 2001, which respectively own approximately 18.6% and 6.2% of the interests in ATR Acquisition, LLC. Mr. Thorne is the President of ML Global Private Equity Fund, L.P. and Merrill Lynch Ventures, LLC which is the general partner of Merrill Lynch Ventures L.P. 2001. Voting and dispositive power with respect to the shares of Atrium Corp.’s common stock held by ATR Acquisition, LLC is collectively shared by KAT Holdings, L.P., KAT Group, L.P., ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001 and UBS Capital Americas II, LLC. Mr. Thorne disclaims beneficial ownership of any of the shares owned by ATR Acquisition, LLC and/or ML Global Private Equity Fund, L.P.

THE STOCKHOLDERS AGREEMENT

Atrium Corp. is party to a stockholders agreement with ATR Acquisition, LLC and ML Global Private Equity Fund, L.P. Pursuant to the stockholders agreement, Mr. Hull has been designated Chairman of Atrium Corp.’s board of directors and of ACI’s board of directors in accordance with his employment agreement. Each of the other members of Atrium Corp.’s board of directors and ACI’s board of directors have been designated by ATR Acquisition, LLC.

MANAGEMENT AGREEMENT

ACI is party to a management agreement with JLK Operations, Inc., an affiliate of Kenner & Company, Inc., for management and financial advisory services and oversight to be provided to ACI and its subsidiaries. Pursuant to the management agreement, ACI has agreed to pay to JLK Operations, Inc. an annual advisory fee of $300,000 plus expenses, payable on a quarterly basis in advance. Payment of the annual fee under the management agreement is subject to the terms of our credit and financing arrangements.

Atrium Corp. paid Kenner & Company, Inc. and/or its affiliates a one-time transaction fee of $8.0 million upon consummation of the 2003 Merger.

In addition, Atrium Corp. paid a transaction fee of $1.0 million to UBS Capital Americas, LLC and Merrill Lynch Global Partners, Inc. in connection with and upon the consummation of the 2003 Merger.

LIMITED LIABILITY COMPANY AGREEMENT

ATR Acquisition, LLC has entered into a limited liability company agreement with KAT Holdings, L.P., UBS Capital Americas II, LLC, ML Global Private Equity Fund, L.P. and certain other entities. Pursuant to the limited liability company agreement, ATR Acquisition, LLC agreed to exercise its rights under Atrium Corp.’s stockholders agreement to elect members to Atrium Corp.’s board of directors and ACI’s board of directors. Two members are designated by KAT Holdings, L.P., one member is designated by UBS Capital Americas II, LLC and one member is designated by ML Global Private Equity Fund, L.P. In addition, Mr. Hull was designated chairman of Atrium Corp.’s board of directors and of ACI’s board of directors and the remaining two members have been initially designated by KAT Holdings, L.P., but each of UBS Capital Americas II, LLC and ML Global Private Equity Fund, L.P. are entitled to approve any change thereof. The limited liability company agreement contains affirmative and negative covenants and terms regarding transfer restrictions, rights of first offer, tag-along rights, drag-along rights and preemptive rights and veto rights with respect to certain corporate actions, including but not limited to:

•	unanimous consent of the members of ATR Acquisition, LLC to approve any sale, merger, or other corporate reorganization or restructuring or transfer of control involving Atrium Corp. or any of its subsidiaries; and

•	unanimous consent of the members of ATR Acquisition, LLC to amend Atrium Corp.’s and ACI’s certificates of incorporation, by-laws or other organizational documents.

HULL WARRANTS

Mr. Hull has been granted warrants to purchase 7,750 shares of Atrium Corp.’s common stock. Four thousand of these shares were fully vested on February 1, 2004 and were exercised on February 27, 2004 at an exercise price of $.01 per share. With respect to the remaining 3,750 shares, the warrant vests ratably on a monthly basis over a five-year period and has an exercise price of $1,000 per share. Notwithstanding the foregoing, all of the warrants will immediately vest upon a sale of Atrium Corp., change of control or upon certain other conditions related to Mr. Hull’s employment.

INDEMNIFICATION AGREEMENTS

ACI entered into indemnification agreements with Messrs. Hull, Long, Burns, Blanchat, Cross, Ragona, Agostinelli, Kenner, Solari, Deutsch, Maccarone, Birosak and Schmid, pursuant to which ACI will indemnify them if any of them becomes a party to or other participant in any threatened, pending or completed action, suit or proceeding relating to the fact that such person is or was our director, officer, employee, agent or fiduciary.

     The information furnished in this Current Report is information that is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATRIUM COMPANIES, INC.
Date: December 13, 2004	By:	/s/ Jeff L. Hull
		Name:	Jeff L. Hull
		Title:	Chief Executive Officer and President